National Life Insurance Company
National Life Drive
Montpelier, VT 05604
Attn: General Counsel

     Re: Administrative Services

National Life Insurance Company (“Life Company”) will invest in one or more series funds (each a “Portfolio”) of the BT Insurance Funds Trust (“Trust”) as the underlying funding vehicle for certain variable life insurance policies (collectively, the “Contracts) issued by Life Company. Bankers Trust Company (“Bankers Trust”) serves as the investment adviser to the Trust and in such capacity provides investment advisory and administrative services to the Trust and its Portfolios.

     Life Company hereby agrees to provide the services enumerated herein on a sub-administration basis to owners of Contracts (“Contract Owners”) who are the beneficial owners of shares of the Portfolios. Such services shall consist of the following:

1.	Providing necessary personnel and facilities to establish and maintain Contract Owner accounts and records.

2.	Recording and crediting debits and credits to the accounts of Contract Owners.

3.	Paying the proceeds of redemptions to Contract Owners either by check or by wire.

4.	Furnishing Fund prospectuses, proxy statements, annual and semi-annual reports to shareholders and other communications from the Fund to Contract Owners.

5.	Performing such shareholder servicing as may be required, which shall include but not be limited to, responding to questions regarding account balances and other account inquiries.

6.	Federal and state income tax withholding and reporting.

7.	Providing such other assistance and services as may reasonably be requested by the Fund.

     In recognition of Life Company providing such services and the administrative cost savings to the Portfolios and the Trust, Bankers Trust will pay Life Company the fees set forth in Exhibit A hereto (“Fees”).

     In the event that the investment advisory and/or administration fees paid by the Portfolio to Bankers Trust are reduced by the Board of Trustees of the Trust pursuant to an amendment of the applicable agreement, or because, in good faith opinion of the Trust, based upon an opinion of counsel reasonably acceptable to Life Company, such payments are, will or may be in contravention or violation of any law, rule, regulation, court decision or order, or out-of-court settlement of actual or threatened litigation or enforcement position of any regulatory body having jurisdiction over the Trust (taken together, “Change in Law”), the Fees shall be adjusted accordingly to conform to such Change in Law on terms and conditions deemed fair and equitable by Bankers Trust.

     Either party may terminate this Agreement, without penalty, on 60 days' written notice to the other party; except that the Fees set forth in Exhibit A shall continue as long as the assets underlying the Contracts issued by Life Company are allocated to the Trust. Unless so terminated, this Agreement shall continue in effect for so long as Bankers Trust, or its successor(s) in interest, continues to perform in an advisory capacity for the Trust and for so long as any Contract values or any monies attributable to Life Company are in the Trust.

     Each party hereto shall indemnify and hold harmless (“Indemnifying Party”) the other party and each of its officers, directors, trustees, employees, and agents (individually and collectively and “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) (“Loss”) arising out of (i) any violation by the indemnifying Party of any law, rule, regulation, court order or enforcement position of any regulatory body having jurisdiction over either party, (ii) the Indemnifying party's performance of or failure to perform its obligations under, or in connection with this Agreement except that an Indemnifying Party shall have no liability to the extent such Losses result from the negligence, willful misconduct or breach of this of this Agreement by an Indemnified Party. In no event shall any party be liable for any special, consequential, or incidental damages. The indemnification under this Agreement is in addition to (but not duplicative of), and not in lieu of, any indemnification provided under any Fund Participation Agreement entered into between the parties.

     If you are in agreement with the foregoing, please sign a copy and return it to the undersigned.

Sincerely,

Exhibit A

BT Insurance Funds Trust

Fees

For each of the following Portfolios, Bankers Trust agrees to pay Life Company a quarterly amount that is equal on an annual basis to the specified percentage of the average combined daily net assets of all of the shares of the Portfolio held in the Life Company's segregated asset accounts pursuant to the applicable Participation Agreement:

Portfolio	Fees for Administrative Services

Equity 500 Index Fund	13bp
Small Cap Index Fund	15bp
EAFE Equity Index Fund	15bp

May 1, 2001

National Life Insurance Company
National Life Drive
Montpelier, VT 05604
Attn: General Counsel

Re: Amendment No. 1 to Administrative Services Letter Agreement

Reference is made to the Letter Agreement dated as of March 26, 1999, regarding Administrative Services entered into between National Life Insurance Company (“Life Company”) and Bankers Trust Company (“Bankers Trust”), relating to the Fund Participation Agreement dated as of June 6, 2000, entered into among Life Company, Bankers Trust and Deutsche Asset Management VIT Funds (formerly, BT Insurance Funds Trust) (“Letter Agreement”).

Effective May 1, 2001 Deutsche Asset Management Inc. (“DAMI”) will replace Bankers Trust as Adviser to the Deutsche Asset Management VIT Funds.

DAMI is a registered Investment Adviser under the Investment Advisers Act of 1940, as amended (“the Act”) and, effective May 1, 2001, wishes to assume all of Bankers Trust's rights, responsibilities and duties under the Letter Agreement.

Exhibit A to the Letter Agreement is hereby revised, and is amended and restated by the Exhibit A attached hereto.

All other terms of the Letter Agreement shall remain in full force and effect.

If you are in agreement with the foregoing, please sign this letter where indicated below, and return it to the undersigned.

Exhibit A

Deutsche Asset Management VIT Funds
(Revised effective May 1           , 2001)

Fees

Effective May 1, 2001 for each of the following Portfolios, DAM1 agrees to pay Life Company a quarterly amount that is equal on an annual basis to the specified percentage of the average combined daily net assets of all of the shares of the Portfolio held in the Life Company's segregated asset accounts pursuant to the applicable Participation Agreement:

Portfolio	Fees for Administrative Services

Equity 500 Index Fund	13bp
Small Cap Index Fund	15bp
EAFE Equity Index Fund	15bp